UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Consent solicitation statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Consent solicitation statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Consent solicitation statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TESSCO Technologies Incorporated

(Name of Registrant as Specified In Its Charter)

Robert B. Barnhill, Jr.
UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust
RBB-TRB LLC
RBB-CRB LLC
Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust
Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust
Winston Foundation, Incorporated
Emily Kellum (Kelly) Boss
J. Timothy Bryan
John W. Diercksen
Kathleen McLean
Donald Manley

(Name of Person(s) Filing Consent solicitation statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Robert B. Barnhill, Jr. (“Mr. Barnhill”) and the other participants named therein filed a revised definitive consent solicitation statement and accompanying WHITE consent card with the U.S. Securities and Exchange Commission on October 15, 2020 to be used to solicit consents for, among other things, the removal and replacement of certain incumbent directors of TESSCO Technologies Incorporated (the “Company”).

On November 10, 2020, Mr. Barnhill issued the following public letter to the shareholders of the Company:

BARNHILL COMMENTS ON TESSCO BOARD MEMBERS’ CONTINUED EFFORTS TO INSULATE THEMSELVES AND COERCE SHAREHOLDERS

Believes that the Board’s Recent Entrenchment Tactics Follow on a Pattern of Questionable Governance Measures Enacted Over the Past Year

Warns of Possible Further Defensive Actions the Board May Take Before Shareholders Can Voice Their Dissent Via the Consent Solicitation

Urges Shareholders to Consent to the Proposals on the WHITE Consent Card Today!

Dear Fellow Shareholders:

We strongly believe that meaningful board change at TESSCO Technologies Incorporated (the “Company”) is necessary and urgent to start to fix years of plummeting stock value and what we see as a dismal strategy of execution overseen by the current Board. On Friday, our sense of urgency became even greater. This is because the Board finally disclosed an agreement - entered into after our consent solicitation began - that carries a significant potential penalty (the “Proxy Put Penalty”) in the event shareholders choose to elect the independent candidates I have recommended to the Board (the “Independent Candidates”). The Proxy Put Penalty could be as much as $2 million and would be borne by all shareholders. This coercive tactic follows a history of troubling maneuvers by the Board to maintain their seats at the expense of shareholder input that began after I first voiced the idea of launching a consent solicitation. Based on this track record, shareholders should sharply question what entrenchment mechanisms the Board will continue to deploy in order to maintain the status quo.

Disclosure Delays And Unduly Coercive Terms in the Company’s Retail Sale Agreement Raise Substantial Questions of Mismanagement

Although the Company entered into a purchase agreement to sell its retail business on October 28, 2020, only after our repeated, public requests did the Company make the transaction documents available – almost 10 days later. Shareholders deserve not only complete, but timely disclosure about the transaction, particularly in the midst of the ongoing consent solicitation, so we can decide for ourselves whether the transaction is in our best interests.

The Independent Candidates are open to considering the merits of any deal pending or under consideration by the Board. The concern, however, lies in the process and timing of this transaction and the possibility that the Board has agreed to certain terms in the agreement in an effort to further entrench itself. Now that the documents have become public, I would be remiss to ignore that the agreement contains a Proxy Put Penalty, which is a change of control provision that would potentially be triggered by the successful consummation of this consent solicitation (i.e., a proxy-put). Making matters worse, this provision treats the incumbent Board and a newly reconstituted Board unequally if the buyer determines to terminate the agreement. In fact, the agreement requires the Company to pay a larger termination fee and gives the buyer a longer cure period for closing purposes by virtue of the fact that the Board has been reconstituted with the Independent Candidates.1

This corporate defense mechanism appears to do nothing else but coerce shareholders to refrain from voting for the Independent Candidates out of fear of potentially straddling a newly constituted Board and the Company with a penalty reaching up to $2 million. This is a particularly sizable penalty given that it represents nearly 100 times the Company’s cash balance as of the end of its most recent fiscal quarter.

1 Inventory Purchase Agreement by and among the Company and Voice Comm, LLC, dated Oct. 28, 2020, Article 7, §§7.1-7.2(a).

These Latest Tactics are not Surprising Given the Pattern of Entrenchment by the Board Leading up to the Consent Solicitation

Frankly, this proxy-put and delayed disclosure tactics come as no surprise. Since I began expressing my displeasure at the Company’s direction and strategy, the Board has made several attempts at self-preservation without allowing the shareholders to provide their input, including:

•	Unilaterally doubling the threshold requirement for shareholders to call a special meeting from 25% to 50%, just 14 days after the 2020 annual meeting of shareholders (the “2020 Annual Meeting”) where a number of directors faced significant shareholder opposition[2] and after another shareholder, separate from my statements against the Board, publicly indicated its interest in board representation[3]; and

•	Installing John D. Beletic as Chairman of the Board after he received the single highest number of withhold votes at both the 2020 Annual Meeting (nearly 50%)[4] and the 2019 annual meeting of shareholders (the “2019 Annual Meeting”) (36%)[5]; and

•	Adding two new directors to the Board in the midst of the consent solicitation and without offering me the opportunity to interview either of the new directors in my capacity as a director, and retaining the majority contingency led by Mr. Beletic by delaying the resignation of Morton F. Zifferer until the end of the ongoing consent solicitation.[6]

Based on Past Practice, We Expect to See Further Defensive Actions Designed to Insulate the Board

The Board continues to build on its track record of entrenchment, and its latest actions further validate my early warnings that it would use every page in the stereotypical activist defense playbook. Keep in mind that despite the high withhold votes at both the 2019 and 2020 Annual Meetings, the Board refreshment process had only led to the addition of one new director until the Board’s conveniently-timed announcement on November 9, 2020 that it had added two new directors without input from shareholders. This change of pace in the middle of a consent solicitation process should raise serious questions in the minds of the Company’s shareholders, and it would not come as a shock if the Board continues to take further entrenchment measures of this kind, without shareholder approval, before the consent solicitation process has been completed.

2 Dennis J. Shaughnessy (49% votes withheld); Paul J. Gaffney (48.4% votes withheld); Jay G. Baitler (48.5% votes withheld); John D. Beletic (49.9% votes withheld), 2020 Annual Meeting results available at https://www.sec.gov/Archives/edgar/data/927355/000110465920087535/tm2025921d1_8k.htm

3 Schedule 13D/A filed by Lakeview Investment Group & Trading Company, LLC on Aug. 5, 2020 available at https://www.sec.gov/Archives/edgar/data/927355/000110465920090454/tm2026622d1_sc13da.htm

4 See footnote 2 above.

5 2019 Annual Meeting results, available at https://www.sec.gov/Archives/edgar/data/9 27355/000155837019006571/f8-k.htm

6 Company Press Release, dated Nov. 9, 2020, available at https://www.sec.gov/Archives/edgar/data/927355/000121390020035729/ea129519-defa14a_tesscotech.htm

As a result of the significant corporate governance failings described above, our consent solicitation will continue to seek the removal of the four remaining directors (of the five) that we sought to remove (John D. Beletic, Jay G. Baitler, Paul J. Gaffney, and Morton F. Zifferer) and, consistent with our consent solicitation materials, to remove these two new directors appointed by the Board (Cathy-Ann Martine-Dolecki and Ronald D. McCray).  However, following the conclusion of the consent solicitation, Mr. Barnhill plans to recommend to the reconstituted Board that it interview these two candidates for possible directorships, while also taking into account shareholder feedback.

We remain wary that the Board may also try to wage wasteful litigation — on the dime of all shareholders — to prevent us from achieving our goal of reconstituting the Board and salvaging your investments. We remind the Board that we intend to hold it accountable to the extent it decides to wage spurious litigation, or for any other tactics employed to coerce shareholders.

Very truly yours,

Robert B. Barnhill, Jr.

If you would like to speak with any of the nominees proposed by Mr. Barnhill or need assistance executing the WHITE consent card, please contact:

Harkins Kovler, LLC

3 Columbus Circle, 15th Floor

New York, NY 10019

Telephone: +1 (212) 468-5380

Toll-Free: +1 (800) 257-3995

Email: SaveTESSCO@harkinskovler.com

Important Additional Information

Mr. Barnhill, Kathleen McLean, Emily Kellum (Kelly) Boss, J. Timothy Bryan, John W. Diercksen, UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust, RBB-TRB LLC, a Maryland limited liability company (“RBB-TRB”), RBB-CRB LLC, a Maryland limited liability company (“RBB-CRB”), Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust, Winston Foundation, Incorporated, a Maryland corporation, and Donald Manley (the “Participants” or “We”) are participants in the solicitation of consents from the Company’s shareholders to remove John D. Beletic, Jay G. Baitler, Paul J. Gaffney, Dennis J. Shaughnessy and Morton F. Zifferer, Jr. and elect Ms. McLean, Ms. Boss, Mr. Bryan and Mr. Diercksen to fill four of the resulting vacancies (as well as to amend the Company’s Sixth Amended and Restated By-Laws proposed in connection therewith). We have filed a definitive consent solicitation statement and a WHITE consent card with the Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s shareholders.

SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT, ACCOMPANYING WHITE CONSENT CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. UPDATED INFORMATION REGARDING THE IDENTITY OF POTENTIAL PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS SET FORTH IN THE DEFINITIVE CONSENT SOLICITATION STATEMENT AND OTHER MATERIALS FILED WITH THE SEC. Shareholders can obtain the definitive consent solicitation statement and any amendments or supplements to the definitive consent solicitation statement filed by the Participants with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available, without charge, on request from the Participants’ proxy solicitor, Harkins Kovler, LLC at +1 (800) 257-3995 or via email at SaveTESSCO@HarkinsKovler.com.

Certain Information Regarding the Participants

Mr. Barnhill is the founder, former Chairman of the Board and the largest shareholder of the Company.

Mr. Barnhill beneficially owns 1,620,387 shares of the Company’s common stock (“Common Stock”) (approximately 18.5% of the outstanding shares), which includes 11,503.5 shares that Mr. Barnhill owns directly and the shares owned by the following Participants: UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust owns 1,265,882 shares of Common Stock, RBB-TRB, LLC owns 109,125 shares of Common Stock, RBB-CRB, LLC owns 109,125 shares of Common Stock, Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, owns 30,750 shares of Common Stock, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust owns 67,500 shares of Common Stock, and the Winston Foundation, Incorporated owns 26,500 shares of Common Stock. Mr. Barnhill is the sole manager of RBB-TRB and RBB-CRB, a trustee of the UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust and the Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust and a director of the Winston Foundation, Incorporated. Mr. Barnhill’s spouse is a trustee of the Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust. The percentage of Mr. Barnhill’s stock ownership is based on the 8,760,562 shares of Common Stock outstanding as of October 13, 2020, as reported in the Company’s Consent Revocation Statement on Schedule 14A, filed with the SEC on October 15, 2020. Christopher Barnhill may be considered a Participant in the solicitation but is no longer providing any assistance with respect to the solicitation and does not currently beneficially, directly or indirectly own any securities of the Company.

None of the Participants (other than Mr. Barnhill) currently beneficially, directly or indirectly own any securities of the Company.